July 18, 1996

Craig Held
1809 Beech Street
Bakersfield, California 93301

Re:  Offer of Employment

Dear Mr. Held:

This letter will confirm the terms of an offer of employment to you by VICORP Restaurants, Inc. ("VICORP"). The offer is:

1. VICORP hereby offers to employ you into a position as an officer of VICORP (title to be mutually agreed upon by you and VICORP).

2. Your employment is to commence by no later than September 1, 1996 and shall continue thereafter on an at-will basis indefinitely.

3. In your position, you will be responsible for the marketing and the non-traditional development of VICORP. Non-traditional development includes but is not limited to outside sales of VICOM, VICORP's production and distribution division. You will additionally be responsible to perform such other duties and services of an executive, administrative and managerial nature as shall be specified and designated from time to time by the President of VICORP.

4.   Your immediate supervisor will be the President of VICORP.

5.   The compensation package you will receive is:

     (a) A bi-weekly base salary of $10,576.93 (representing an annualized base salary of $275,000).

     (b) You will be eligible to participate in the incentive program for officers and directors of VICORP as approved by the Board of Directors commencing with VICORP's 1997 fiscal year.

     (c) VICORP will grant to you an option to purchase 100,000 shares of VICORP's common stock at an exercise price of $12.25 per share. The options shall vest in 25,000-share increments on September 1, 1997, 1998, 1999, and 2000, subject to your continued employment with VICORP on the applicable vesting dates.

     (d) You will be eligible to participate in VICORP`s standard benefit programs consistent with the terms of those programs that are offered to other officers of VICORP. You will receive complete information on each of the benefits offered to officers of VICORP upon your request.

     (e) The company will reimburse you for all travel and other business expenses in accordance with VICORP's business expense reimbursement guidelines except, however, when first-class travel is available, VICORP agrees to pay for upgrade stickers.

     (f) VICORP shall reimburse you for reasonable and necessary expenses incurred in relocating from Bakersfield, California to Denver, Colorado.
     In addition to the actual costs of relocation, the company shall gross-up the amounts of the payment to you so that the net amount received by you after the payment of all federal, state and local taxes that you are obligated to pay as a result of the receipt of the moving expenses reimbursement is equal to the amount of your moving expenses but in no event shall the total amount paid by the company for moving expenses exceed $20,000.

     (g) VICORP shall reimburse you for the real estate commissions, if any, you pay on the sale of your home in California. In addition to the commissions, VICORP shall gross up the amount of such payment to you so that the net amount received by you after the payment of all federal, state and local taxes that you are obligated to pay as the result of the receipt of the real estate commission reimbursement is equal to the amount of the stated commission, but in no event shall the total amount paid by VICORP for such commissions exceed $30,000.

6. In the event your employment is terminated by VICORP for other than cause, VICORP will pay to you as severance an amount equal to one year's base salary calculated as of the time of termination, plus such other severance benefits, if any, in accordance with VICORP's severance policy for executives.

Hopefully, the above is a correct expression of your understanding of the terms of employment which we have been discussing verbally. To the extent, however, you have additional questions or concerns, please feel free to contact me so that we might clarify any confusion.

To the extent that this is a correct expression, I would request that you reflect your acceptance of this offer of employment by executing the enclosed copy of this letter and returning the same to VICORP on or before July 23, 1996.

Sincerely,

/s/  J. Michael Jenkins                   Acknowledged and agreed to this
     ------------------                   19th day of July, 1996.
     J. Michael Jenkins
     President
                                     /s/  Craig Held
                                          ----------
                                          Craig Held